As filed with the Securities and Exchange Commission on March 23, 2006
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
CHAMPION ENTERPRISES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Michigan	38-2743168
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2701 Cambridge Court, Suite 300, Auburn Hills, MI	48326
(Address of Principal Executive Offices)	(Zip Code)
Champion Enterprises, Inc. 2005 Equity Compensation and Incentive Plan
(Full Title of the Plan)
John J. Collins, Jr., Esq.
Senior Vice President, General Counsel and Secretary
Champion Enterprises, Inc.
2701 Cambridge Ct., Suite 300
Auburn Hills, Michigan 48326
(Name and Address of Agent for Service)
Telephone number, including area code, of agent for service: (248) 340-9090
CALCULATION OF REGISTRATION FEE

Title of Each		Proposed Maximum	Proposed Maximum	Amount of
Class of Securities	Amount to be	Offering	Aggregate	Registration
To be Registered	Registered (1)	Price Per Share(2)	Offering Price(2)	Fee
Common Stock, $1.00 par value	4,000,000	$15.175	$60,700,000	$6,494.90

(1)	This Registration Statement shall also cover any additional shares of Common Stock that may be necessary to adjust the number of shares reserved for issuance pursuant to the plan as the result of any future stock split, stock dividend or similar adjustment of the registrant’s outstanding Common Stock.

(2)	This calculation is made solely for the purpose of determining the amount of the Registration Fee pursuant to Rules 457(c) and 457(h)(1) under the Securities Act of 1933, as amended, based on the average of the high and low prices for the Common Stock on the New York Stock Exchange on March 22, 2006.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     This Registration Statement (the “Registration Statement”) relates to the issuance of shares of Common Stock of Champion Enterprises, Inc., a Michigan corporation (the “Company”), to persons who participate in the Champion Enterprises, Inc. 2005 Equity Compensation and Incentive Plan (the “Plan”).
     The documents containing the information specified in Part I of this Form S-8 (Plan information, Company information and employee plan annual information) will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of this Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents filed by the Company with the Commission are incorporated in this Registration Statement by reference:
(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

(b)	The Company’s Current Reports on Form 8-K filed with the Commission on January 12, 2006, February 10, 2006, March 1, 2006, March 13, 2006 and March 20, 2006.

(c)	The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A, No. 1-9751, filed under the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.
     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of each such document.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     The Company is organized under the Michigan Business Corporation Act (the “MBCA”) which, in general, empowers Michigan corporations to indemnify a person who is a party or threatened to be made a party to any civil, criminal, administrative or investigative action, suit or proceeding (other than actions by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or of another enterprise at such corporation’s request, against expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred in connection therewith if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders and, in the case of a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. If a director or officer is successful in defending against a derivative action or third-party action, the MBCA requires that a Michigan corporation indemnify such director or officer against actual and reasonable expenses incurred in the action.
     The MBCA also empowers Michigan corporations to provide similar indemnity against expenses and amounts paid in settlement actually and reasonably incurred by such a person in actions or suits by or in the right of the corporation if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders except in respect of any claim, issue or matter as to which such person is adjudged to be liable to the corporation, unless and only to the extent that a court determines that, despite the adjudication of the liability but in view of all relevant circumstances, such person is fairly and reasonably entitled to indemnity.
     The Company’s bylaws generally require the Company to indemnify its directors and officers to the fullest extent permissible under the MBCA and require the advancement and reimbursement of expenses under certain circumstances.
     The MBCA permits Michigan corporations to limit the personal liability of directors for a breach of their fiduciary duty. The Company’s Articles of Incorporation, which limit liability to the maximum extent permitted by law, provide that a director of the Company will not be personally liable to the Company or its shareholders for monetary damages for breach of the director’s fiduciary duty. However, the MBCA and the Articles of Incorporation do not eliminate or limit the liability of a director for any of the following: (i) a breach of the director’s duty of loyalty to the Company or its shareholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) declaration of an unlawful dividend, stock purchase or redemption; (iv) a transaction from which the director derives an improper personal benefit; and (v) an act or omission occurring prior to the date when the provision becomes effective. As a result of the inclusion of such a provision, shareholders of the Company may be unable to recover monetary damages against directors for actions taken by them which constitute negligence or gross negligence or which are in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equitable relief with respect to such actions.
     Under an insurance policy maintained by the Company, the directors and officers of the Company are insured, within the limits and subject to the limitations of the policy, against certain expenses and liabilities incurred in connection with the defense of certain claims, actions, suits or proceedings which may be brought against them by reason of being or having been directors or officers.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     The following exhibits are filed with this Registration Statement:

Exhibit
Number	Description

4.1	Champion Enterprises, Inc. 2005 Equity Compensation and Incentive Plan, filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated May 4, 2005, and incorporated herein by reference.

5.1	Opinion of Dykema Gossett PLLC.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Dykema Gossett PLLC (contained in Exhibit 5.1).

24.1	Power of Attorney (contained on signature page).
Item 9. Undertakings.
     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Auburn Hills, State of Michigan on this 23rd day of March, 2006.

CHAMPION ENTERPRISES, INC.

By:	/s/ William C. Griffiths
William C. Griffiths
Chairman, President and
Chief Executive Officer
POWER OF ATTORNEY
     Each person whose signature appears below hereby appoints Phyllis A. Knight and John J. Collins, Jr. and each of them acting alone, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution, for him or her and in his or her name, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement filed by Champion Enterprises, Inc. and to file the same with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on March 23, 2006

Title

/s/ William C. Griffiths	Chairman, President and Chief Executive Officer
William C. Griffiths	(Principal Executive Officer) and Director

/s/ Phyllis A. Knight	Executive Vice President, Chief Financial
Phyllis A. Knight	Officer and Treasurer
(Principal Financial Officer)

/s/ Richard P. Hevelhorst	Vice President and Controller
Richard P. Hevelhorst	(Principal Accounting Officer)

/s/ Robert W. Anestis Robert W. Anestis	Director

/s/ Eric S. Belsky Eric S. Belsky	Director

/s/ Selwyn Isakow Selwyn Isakow	Director

/s/ Brian D. Jellison Brian D. Jellison	Director

/s/ G. Michael Lynch G. Michael Lynch	Director

/s/ Thomas A. Madden Thomas A. Madden	Director

/s/ Shirley D. Peterson Shirley D. Peterson	Director

/s/ David S. Weiss David S. Weiss	Director

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit

4.1	Champion Enterprises, Inc. 2005 Equity Compensation and Incentive Plan, filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated May 4, 2005, and incorporated herein by reference.

5.1	Opinion of Dykema Gossett PLLC.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Dykema Gossett PLLC (contained in Exhibit 5.1).

24.1	Power of Attorney (contained on signature page).